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                                   EXHIBIT 11
                              HUBBELL INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED               NINE MONTHS ENDED
                                                       SEPTEMBER 30,                   SEPTEMBER 30,
                                                 -----------------------         -------------------------
                                                  1997            1996             1997             1996
                                                 -------         -------         --------         --------
Net Income                                       $41,657         $36,979         $119,371         $104,394
                                                 =======         =======         ========         ========

Weighted average number of common shares
   outstanding during the period                  67,211          65,953           67,211           65,913


Common equivalent shares                           1,857           1,259            1,621            1,222
                                                 -------         -------         --------         --------

Average number of shares outstanding              69,068          67,212           68,832           67,135
                                                 =======         =======         ========         ========

Earnings per Share                               $  0.60         $  0.55         $   1.73         $   1.55
                                                 =======         =======         ========         ========

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